Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Chief Accounting Officer,
Interim Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana/Melissa Mackay
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

THIRD QUARTER FISCAL 2011 RESULTS

Minneapolis, MN, December 22, 2010 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the third fiscal quarter and nine month period ended November 27, 2010.

Results for the Three Months Ended November 27, 2010

•                  Total net sales for the third quarter were $120.9 million, as compared to $132.0 million for the third quarter of fiscal 2010.  Same store sales decreased 7% in the third quarter of fiscal 2011.

•                  Gross profit decreased 19.3% to $43.4 million, as compared to $53.8 million in the third quarter of fiscal 2010.  Gross profit margin was 35.9% for the third quarter of fiscal 2011, as compared to 40.8% in the third quarter of fiscal 2010.

•                  Operating loss totaled $0.2 million, including a non-recurring pre-tax severance charge of approximately $1.0 million related to the separation of the Company’s former Chief Executive Officer.  This compares to operating income of $9.8 million in the same period last year.

•                  Net loss totaled $9.2 million, or $0.26 per diluted share, including a one-time non-cash charge resulting from recording a $12.9 million, or $0.36 per share, valuation allowance related to the Company’s deferred tax assets as discussed further below.  The valuation allowance recorded in the Company’s income tax provision was partially offset by approximately $3.8 million of tax benefit in the third quarter.  The Company reported net income of $7.0 million, or $0.19 per diluted share in the third quarter of fiscal 2010.

Results for the Nine Months Ended November 27, 2010

•                  Total net sales were $348.5 million, as compared to $353.5 million for the nine months ended November 27, 2010.  Same store sales declined 1% in the first nine months of fiscal 2011.

•                  Operating income totaled $6.0 million, or 1.7% of net sales, including non-recurring pre-tax severance charges of approximately $1.5 million related to the separation of the Company’s former Chief Executive Officer and Chief Financial Officer.  This compares to operating income of $8.8 million, or 2.5% of net sales, for the comparable nine month period last year.

•                  Net loss totaled $5.4 million, or $0.15 per diluted share, as compared to net income of $6.5 million, or $0.18 per diluted share, for the first nine months of fiscal 2010.  This included a non-recurring severance charge of approximately $0.01 per share in the second quarter of fiscal 2011, a non-recurring severance charge of approximately $0.02 per share in the third quarter of fiscal 2011 and a non-cash charge of $0.36 per share related to the valuation allowance on deferred tax assets referenced above.

Larry Barenbaum, Interim President and Chief Executive Officer, commented, “We are clearly disappointed with our performance for the third quarter.  We intend to re-establish our presence in the specialty apparel sector by focusing primarily on developing merchandise assortments that are new, fresh and offer an updated feel and fit; enhancing our product design; and better leveraging our relationships with both current and new vendors.  In addition, we are focused on improving our in-store experience through enhanced visual presentation and exceptional customer service. I am very optimistic about our future opportunities as we execute on these initiatives.”

Non-Cash Charge Related to Valuation Allowance on Deferred Tax Assets

As noted above, the Company also announced that it recorded a non-cash charge of $12.9 million, or $0.36 per share, included within its provision for income taxes in the third quarter of fiscal 2011.  This charge relates to the Company’s determination that a full valuation allowance against its deferred tax assets is necessary in order to reflect the Company’s current assessment of its ability to realize the benefits of those deferred tax assets.  The Company made this determination in accordance with U.S. generally accepted accounting principles after weighing the available evidence, which included a projected three-year historical cumulative loss related to earnings before taxes as of the end of the third quarter of fiscal 2011. Recording the valuation allowance does not have any impact on cash, nor does such an allowance preclude the Company from utilizing its deferred tax assets in future profitable periods.

Third Quarter Balance Sheet Highlights

The Company ended the third quarter of fiscal 2011 with total cash, cash-equivalents and investments of $102.3 million.  Inventory, excluding e-Commerce inventory, increased 12% on a per-store basis at the end of the third quarter of fiscal 2011, as compared to the end of the third quarter of fiscal 2010.  The Company’s balance sheet remains strong and management believes that its cash, cash-equivalents and investments are sufficient to meet the Company’s cash and liquidity needs for the current fiscal year.

Capital Expenditures

The Company funded approximately $7.3 million of capital expenditures during the first nine months of fiscal 2011.

Fourth Quarter Fiscal 2011 Outlook

•                  For the fourth quarter of fiscal 2011, the Company expects same store sales to be flat to up low single digits as compared to the fourth quarter of last year.

•                  Total gross margin is expected to decrease by 400 to 500 basis points in the fourth quarter of fiscal 2011, as compared to last year’s fourth quarter, due to increased promotional activity and higher product costs, somewhat offset by the anticipated leveraging of buying and occupancy costs.

•                  SG&A expense dollars in the fourth quarter of fiscal 2011 are expected to be approximately the same as in the third quarter of fiscal 2011.

•                  Capital expenditures are expected to be $10 to $11 million for the full fiscal year.

Conference Call Information

The Company will discuss its third quarter results in a conference call scheduled for today, December 22, 2010, at 5:00 p.m. Eastern time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until December 29, 2010.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until December 29, 2010.  This call may be accessed by dialing (877) 870-5176 and using passcode 1622024.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of December 22, 2010, the Company operates 789 stores in 46 states consisting of 528 Christopher & Banks stores, 257 stores in their plus size clothing division CJ Banks, two dual-concept stores and two outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company intends to re-establish its presence in the specialty apparel sector by focusing primarily on developing merchandise assortments that are new, fresh and offer an updated feel and fit; enhancing its product design; and better leveraging of its relationships with both current and new vendors; (ii) that the Company is optimistic about its future opportunities as it executes on its initiatives ; (iii) that management believes that its cash, cash equivalents and investments are sufficient to meet the Company’s cash and liquidity needs for the current fiscal year; (iv) that for the fourth quarter of fiscal 2011, the Company expects same-store sales to be flat to up low single digits as compared to the fourth quarter of last year; (v) that total gross margin is expected to decrease by 400 to 500 basis points in the fourth quarter of fiscal 2011, as compared to last year’s fourth quarter, due to increased promotional activity and higher product costs, somewhat offset by the anticipated leveraging of buying and occupancy costs; (vi) that SG&A expense dollars are expected to be approximately the same as reported in the third quarter of fiscal 2011; and (vii) that capital expenditures are expected to be $10 to $11 million for the full fiscal year.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	November 27,	November 28,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$30,578	$43,518
Short-term investments	53,482	48,968
Merchandise inventories	45,973	41,824
Other current assets	13,001	14,910
Total current assets	143,034	149,220

Property, equipment and improvements, net	83,955	104,709

Other assets:
Long-term investments	18,200	9,669
Other	314	8,134
Total other assets	18,514	17,803

Total assets	$245,503	$271,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,803	$6,491
Accrued liabilities	26,525	29,363
Total current liabilities	34,328	35,854

Other liabilities:
Deferred lease incentives	16,518	20,755
Other	11,319	13,338
Total other liabilities	27,837	34,093

Stockholders’ equity:
Common stock	454	458
Additional paid-in capital	115,095	113,139
Retained earnings	180,521	200,864
Common stock held in treasury	(112,711)	(112,712)
Accumulated other comprehensive income	(21)	36
Total stockholders’ equity	183,338	201,785

Total liabilities and stockholders’ equity	$245,503	$271,732

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED AND NINE MONTHS ENDED

NOVEMBER 27, 2010 AND NOVEMBER 28, 2009

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	November 27,	November 28,	November 27,	November 28,
	2010	2009	2010	2009

Net sales	$120,947	$132,000	$348,521	$353,549

Costs and expenses:
Merchandise, buying and occupancy	77,549	78,205	215,941	219,816
Selling, general and administrative	37,585	37,535	107,579	105,898
Depreciation and amortization	6,010	6,469	18,974	19,066
Total costs and expenses	121,144	122,209	342,494	344,780

Operating income (loss)	(197)	9,791	6,027	8,769

Interest income	120	107	363	451

Income (loss) before income taxes	(77)	9,898	6,390	9,220

Income tax provision	9,149	2,926	11,813	2,694

Net income (loss)	$(9,226)	$6,972	$(5,423)	$6,526

Basic earnings (loss) per share:

Net income (loss)	$(0.26)	$0.20	$(0.15)	$0.18

Basic shares outstanding	35,379	35,178	35,360	35,135

Diluted earnings (loss) per share:

Net income (loss)	$(0.26)	$0.19	$(0.15)	$0.18

Diluted shares outstanding	35,379	35,351	35,360	35,175

Dividends per share	$0.06	$0.06	$0.18	$0.18

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED

NOVEMBER 27, 2010 AND NOVEMBER 28, 2009

(in thousands)

	Nine Months Ended
	November 27,	November 28,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$(5,423)	$6,526
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,312	19,066
Deferred income taxes	11,180	(3,718)
Stock-based compensation expense	1,513	1,382
Other	(93)	(20)
Changes in operating assets and liabilities:
Sales of trading securities	14,850	350
Increase in accounts receivable	(1,878)	(1,920)
Increase in merchandise inventories	(7,477)	(2,996)
(Increase) decrease in other current assets	(4,542)	18,231
(Increase) decrease in other assets	(30)	65
Decrease in accounts payable	(5,699)	(12,035)
Decrease in accrued liabilities	(1,600)	(2,719)
Decrease in deferred lease incentives	(3,060)	(2,752)
Decrease in other liabilities	(1,379)	(1,185)
Net cash provided by operating activities	15,674	18,275

Cash flows from investing activities:
Purchases of property, equipment and improvements	(7,260)	(4,838)
Purchases of investments	(57,183)	(44,970)
Sales of investments	48,208	2,620
Net cash used in investing activities	(16,235)	(47,188)

Cash flows from financing activities:
Exercise of stock options	183	—
Dividends paid	(6,417)	(6,383)
Other	300	—
Net cash used in financing activities	(5,934)	(6,383)

Net decrease in cash and cash equivalents	(6,495)	(35,296)

Cash and cash equivalents at beginning of period	37,073	78,814

Cash and cash equivalents at end of period	$30,578	$43,518